Exhibit 10.45

AMENDMENT NO. 1 TO BARGE TRANSPORTATION AGREEMENT

THIS AMENDMENT NO. 1 TO BARGE TRANSPORTATION AGREEMENT (“Amendment No. 1”) is entered into effective as of January 1, 2005, by and between LOUISVILLE GAS AND ELECTRIC COMPANY (LG&E) and KENTUCKY UTILITIES COMPANY (KU), both Kentucky corporations, whose addresses are 220 West Main Street, Louisville, Kentucky 40202 (collectively “Buyer”), and CROUNSE CORPORATION, a Kentucky corporation, whose address is 2626 Broadway, Paducah, Kentucky 42002-8109 (“Carrier”).

A.                                    AMENDMENTS

The Agreement heretofore entered into by the parties, dated effective January 1, 2002 and identified by the Contract Numbers set forth above is hereby amended as follows, the January 1, 2002 Agreement, as amended by Amendment No. 1, is hereafter referred to as the “Agreement”:

B                                       TERM

B.1                               Section 2.0 Term, is deleted in its entirety and replaced with the following:

2.0 Term. The term of this Agreement (the “Term”) shall commence on January 1, 2002 for Louisville Gas and Electric Company and July 1, 2002 for Kentucky Utilities Company and shall continue through December 31, 2013 subject to the following. The rates and other terms and conditions set forth in this Agreement are subject to review for any reasons, at the request of either party, for revisions to become effective on January 1, 2010. Either party may request such a review by giving the other party written notice of such request by June 1, 2009. The parties shall then use their best efforts to negotiate in good faith an agreement on new rates and/or other terms and conditions between June 1, 2009 and October 31, 2009. If the parties do not reach an agreement on new rates and/or other terms and conditions by November 1, 2009, then this Agreement will terminate as of December 31, 2009 without liability due to such termination for either party. This clause shall not be interpreted as a Right of First Refusal or exclusive supply agreement or an “Agreement to Agree”.

C.                                    CARGO

C.1                               Section 3.0, Cargo, is modified by adding the following two paragraphs at the section end:

Prior to October 31 of each contract year, Buyer shall provide Carrier with an estimate of the tons to be shipped each month of the next calendar year, including origins and destinations. Prior to each month, Buyer shall notify Carrier of revisions in the tonnage estimates, origins, and/or destinations. In addition, no later than close of business on Thursday of each week, Buyer shall provide Carrier a weekly schedule of anticipated barge loadings for the following week.

Buyer shall make reasonable efforts to unload barges so as to provide regular cycling of Carrier’s barges. Carrier will not be obligated to place barges for loading which can not be unloaded at the destination within a reasonable period of time. In addition, Carrier may withhold placing barges for loading at origins that are not prepared to load them within a reasonable period of time.

D                                       DELIVERY

D.1                             Section 4.0 Delivery, paragraph (a) is modified by adding the following paragraph at the end of the section:

Cargo shall be loaded into barges at the required draft levels specified by Carrier. Buyer at Buyer’s own expense shall have the Cargo unloaded out of the barges with due diligence and dispatch and otherwise comply with the reasonable requirements of Carrier’s barging operation. This shall include ensuring that the depths of Buyer’s harbors are sufficient to accommodate Carrier’s fully loaded barges. After unloading and release of Carrier’s barges, any Cargo remaining in Carrier’s barges shall be considered abandoned.

D.2                              Section 4.0 Delivery, paragraphs (b) and (c) are deleted in their entirety and replaced with the following:

4.0 (b)  At Mill Creek, Ghent, Trimble County limestone, Trimble County coal (using the plant harbor fleeting service) and Jefferson County Riverport, Carrier shall properly and securely moor the loaded barges at the unloading dock and notify the appropriate person(s) that such mooring has been completed in accordance with the provisions set forth in Appendix A, which is attached hereto.

4.0 (c) At Cane Run and Trimble County coal (using stand by unloading), the Carrier shall notify the appropriate person(s) of incoming barges at least six (6) hours prior to the arrival of each tow, in accordance with the provisions set forth in Appendix A. Carrier shall provide the designated plant personnel with periodic updates of the expected day of all tow arrivals. Carrier’s coal tows shall be unloaded on a stand-by basis, upon arrival, with Carrier being responsible for all placement, shifting and decking services at the plant. Buyer shall provide adequate shore-side personnel and equipment (including the shuttle barge) for the operation of the unloading system. The coal barges generally will be standby unloaded as follows: The Carrier shall provide a boat and all deck-hands and tying services and shall shuttle the coal barges to and away from the barge unloader; and shall leave with all empty coal barges. Carrier’s services shall be provided in accordance with the provisions set forth in Appendix A, which is attached hereto. After the barges are unloaded, Buyer shall notify Carrier that such unloading has occurred and carrier shall remove the unloaded barges promptly. Buyer shall operate the unloader. In the event Buyer claims that force majeure conditions prevent the unloading of a tow, then the Buyer shall have the option of: (1) re-consigning the tow to another of the Buyer’s plants, (2) having Carrier properly and securely moor the coal barges at the unloading dock and notifying the appropriate person(s) that such mooring has been completed and Buyer hiring a harbor boat to provide fleet security for the loaded tow, or (3) requesting Carrier remain at the plant with the tow and compensating Carrier at the applicable hourly rate of $277 per hour, subject to the same adjustments set forth in subsection 7(b).

E                                         RATES

E.1                                Section 7.0 Rates is deleted and replaced with the following:

(a) Subject to the adjustments set forth in subsections 7(b) and 7(c) hereof, Buyer shall pay to Carrier the following rates per ton:

CARGO – COAL

DESTINATION CODE:	MC – Mill Creek	CR – Cane Run	TC – Trimble County
	GH – Ghent	RP – Jefferson County Riverport

LOADING POINTS		DESTINATIONS
				Stand-By	Fleeting
River	Mile Point	MC	CR	TC	TC	GH	RP
Monongahela	85 – 102	8.273	8.397	8.064	7.874	7.756	8.926

Monongahela	61.2 – 84.9	7.460	7.584	7.251	7.061	6.944	8.113

Monongahela	23.8 – 61.1	6.611	6.735	6.402	6.212	6.094	7.263

Monongahela	Below 23.7	5.761	5.884	5.553	5.363	5.245	6.414

Ohio	0 – 84.2	4.458	4.580	4.247	4.057	3.940	5.108

Ohio	84.3 – 126.5	3.964	4.087	3.755	3.565	3.447	4.617

Ohio	126.6 – 237.5	3.742	3.866	3.534	3.344	3.226	4.395

				Stand-By	Fleeting
River	Mile Point	MC	CR	TC	TC	GH	RP
Ohio	237.6 – 279.3	3.287	3.410	3.079	2.889	2.771	3.940

Ohio	279.4 – 305.6	2.800	2.734	2.400	2.210	2.300	3.263

Ohio	305.7 – 317	2.650	2.611	2.277	2.087	2.100	3.139

Ohio	317.1 – 360	2.550	2.548	2.216	2.026	2.000	3.079

Ohio	TTI 405.9	2.106	2.229	1.895	1.705	1.588	2.757

Ohio	470 – 531.5	1.970	2.092	1.761	1.571	1.453	2.622

Ohio	535.2 – 620	1.292	1.416	1.539	1.349	1.650	1.945

Ohio	620.1 – 720	1.465	1.588	1.895	1.705	2.007	2.118

Ohio	721 – 776.1	1.895	2.019	2.326	2.136	2.437	2.548

Ohio	Evansville 784.1	2.007	2.216	2.426	2.236	2.537	2.745

Ohio	785 – 846	2.437	2.684	2.868	2.678	2.979	3.213

Ohio	Mt. Vernon NO S&F	2.437	2.684	2.868	2.678	2.979	3.213

Ohio	Mt. Vernon With S&F	2.908	3.155	3.339	3.149	3.450	3.684

Ohio	851.8	2.622	2.745	3.053	2.863	3.164	3.275

Ohio	853 – 918.5	2.659	2.893	3.079	2.889	3.176	3.423

Ohio	918.6 – 962	2.831	2.955	3.263	3.073	3.373	3.484

Big Sandy	All Origins	2.800	2.794	2.463	2.273	2.250	3.324

Kanawha	Above 82.8	4.826	4.949	4.617	4.427	4.309	5.479

Kanawha	67.7 – 82.7	4.641	4.764	4.432	4.242	4.124	5.294

Kanawha	Below 67.6	4.481	4.604	4.272	4.082	3.964	5.134

Green	Above 63.1	3.102	3.361	3.521	3.331	3.632	3.890

Green	0 – 63.0	2.363	2.585	2.782	2.592	2.893	3.115

Tennessee	0 – 25	2.893	3.016	3.324	3.134	3.435	3.545

Upper Miss.	98.5	4.912	5.034	5.342	5.152	5.453	5.564

Upper Miss.	125	7.750	7.800	8.100	7.910	8.300	8.300

				Stand-By	Fleeting
River	Mile Point	MC	CR	TC	TC	GH	RP
Upper Miss.	161 – 185	7.850	7.900	8.200	8.010	8.400	8.400

Lower Miss.	Mobile Bay	15.95	16.00	16.30	16.11	16.50	16.50

Lower Miss.	55.3 – 57	9.061	9.184	9.492	9.302	9.603	9.714

CARGO - LIMESTONE

	DESTINATION
LOAD POINTS	Mill Creek	Trimble Co.	Ghent
Cape Sandy (MP 674 Ohio River)	$1.00	$1.30	$1.50

New Amsterdam (MP 653 Ohio River)	$1.00	$1.30	$1.50

DEMURRAGE

Plant Harbor Service Fleeting (MC, JR, TC, & GH	$184.67/demurrage debit
Stand By Unloading (TC & CR)	$277/demurrage debit

Rates do not include switching and fleeting charges at destinations (except Jefferson Riverport) or origins (except as noted above from Mt. Vernon). Carrier shall not be responsible for such charges. In the event the harbor service charges at Jefferson Riverport are increased or decreased, the Carrier may increase or decrease its rates accordingly. Rates from loading points not listed above will be negotiated as required and shall be reasonably related to those set forth above, taking into account differences in distance, operating conditions and loading conditions. If Buyer and Carrier cannot agree on a rate from a particular loading point, then Buyer shall have the right to hire another carrier to transport Cargo from such loading point. Such tons transported by another carrier shall not be subject to the limitations set forth in Section 3a through 3d.

b) The rates set forth in subsection 7(a) as adjusted per this section shall apply to Cargo loaded commencing January 1, 2005 and shall be adjusted each quarter thereafter as follows:

(1) Ten percent (10%) of the base rate shall remain fixed for the Term of this Agreement.

(2) Sixty percent (60%) of the base rate (hereinafter the “60% component”) shall change in proportion to changes in the first published PPI Industrial Commodities Index Less Fuels and Related Products and Power found in Table 8 of the Producer Price Indexes, published monthly by the U.S. Department of Labor, Bureau of Labor Statistics (hereinafter the “PPI”). The change in this component shall be calculated by multiplying a fraction, the denominator of which shall be the average PPI for June, July, and August, 2004 (the average base index first published for the period is 151.8), and the numerator of which shall be the average PPI for the three-month period ending November 30, February 28, May 31, or August 31 (hereinafter the “calculation period”) times the initial sixty percent (60%) component. The effective date of the changes in this component shall be January 1, April 1, July 1, or October 1 as the case may be, for the remainder of the Term of this Agreement, commencing April 1, 2005.

(3) Twenty-five percent (25%) of the base rate (hereinafter the “25% Component”) shall change in proportion to changes in the average of (a) the posted price of #2 diesel fuel at Catlettsburg, Kentucky and (b) the Ohio Valley Marine Service posted price at the mouth of the Green River (together, the “Diesel Posted Prices”). The change in the 25% Component shall be calculated by multiplying a fraction, the denominator of which shall be the average Diesel

Posted Prices on the first (1st) day of each of the months of June, July, and August 2004 (the average base Diesel Posted Prices for the period is 116.1 cents per gallon), and the numerator of which shall be the average Diesel Posted Prices on the first (1st) day of each of the months for the three (3) month periods beginning September, December, March and June (hereinafter the “Calculation Period”) times the initial 25% Component. The effective date of the changes in this component shall be the first day of the calendar quarter following the end of the Calculation Period (January 1, April 1, July 1, or October 1, as the case may be), for the remainder of the Term of this Agreement, beginning April 1, 2005.

(4) Five percent (5%) of the base rate (the “5% Component”) represents federal taxes: the Inland Waterway Fuel Tax, Deficit Reduction Tax, and Leaking Underground Storage Tank Tax (collectively, the “Taxes”). The average base for the tax for the period is 24.4 cents per gallon, which amount is comprised of Inland Waterway taxes in the amount of 20.0 cents per gallon, Deficit Reduction taxes in the amount of 4.3 cents per gallon, and Leaking Underground Storage Tank taxes in the amount of .10 cents per gallon). This 5% Component will change to the extent of any future changes in the amount of Taxes, and shall be adjusted effective on the first (1st) day of the calendar quarter following the effective date of any change that occurs on or after January 1, 2005.

(c) Changes in the PPI: The current index of 1982 = 100 applies to the PPI. Should this index be revised or a new one adopted, the parties shall make an appropriate adjustment, either in accordance with published instructions from the Bureau of Labor Statistics regarding such revision or, if no such instructions are published, by a proportionate revision which will fairly reflect such change in the index.

(d) Rates will be adjusted for the cost of any government-imposed tolls or other government charges (“Governmental Impositions”) enacted after the effective date of this Agreement which are assessed on river transportation and assessed against the Carrier for carrying Cargo under this Agreement. Such rate adjustments will be effective as of the effective date of such tolls or charges. Governmental Impositions shall not apply to: Taxes, as defined in the preceding section, changes in taxes on fuel, which changes shall be covered in sections 7(b)(3) and 7(b)(4) hereof, any non-compliance existing as of the effective date of this Agreement, financing costs and taxes, income tax or property taxes or related costs, any penalties, interest, fines, costs of arbitration, mediation, litigation, or any other type of dispute resolution through all stages of appeal, payment of judgments against Carrier or Carrier’s affiliates, or on instruments or documents evidencing the same or on the proceeds thereof, and wages, benefits and retirement. In order to constitute a Governmental Imposition, it must be imposed against the barging industry either on a regional, state or national basis. Carrier must notify Buyer in writing of the obligation to comply with such laws (if Carrier anticipates meeting the conditions that would require Carrier to comply with such laws) within thirty (30) days of the time Carrier becomes aware of such laws, setting forth the specific law or regulation and the anticipated actual or actual financial impact on Carrier’s delivery of Cargo hereunder, and the anticipated or actual effective date. Additionally, the applicable base price hereunder shall be increased only if the price adjustment is allocated evenly to all effected cargo transported by Carrier, so that Buyer is allocated only its proportionate share of such Governmental Imposition, and the base price shall be decreased for any savings resulting from changes in such Governmental Imposition. The base price can not be increased due to Governmental Impositions (a) on an annual basis, more than five percent (5%) per ton of the rates effective January 1, 2005; and (b) on a cumulative basis during the Term, more than fifteen percent (15%) per ton of the rates effective January 1, 2005.

If (a) the annual increase of Governmental Impositions is more than five percent (5%) of the rates effective on January 1, 2005, or (b) if the total amount of Governmental Impositions is more than fifteen percent (15%) of the rates effective January 1, 2005, on a cumulative basis during the Term of this Agreement, Carrier may terminate this Agreement upon not less than sixty (60) days’ written notice to Buyer. Alternatively, Buyer may agree, by forwarding written notice to Carrier within sixty (60) days after receiving Carrier’s written notice of termination to accept the cumulative Base Rate increase of more than fifteen percent (15%).

Carrier shall notify Buyer of any such changes within the time frames set forth above and supply sufficient documentation for Buyer to verify any such change. Either Buyer or Carrier may request a base price adjustment, which shall be comprised of no more than the reasonable actual costs directly associated with the effect of such change on the Cargo to be transported hereunder. Such adjustment shall be made effective on the first day of the calendar month following the effective date of any change, (except when such change is effective on the first day of the month, in which case the adjustment shall be made as of such date).

(e) The calculations for changes in the components of the base rate are to be made to three (3) decimal places, with the total being rounded to two (2) decimal places.

(f) The term “ton” as used herein shall mean a net ton of two thousand (2000) pounds avoirdupois weight.

F                                         DEMURRAGE

F.1                                Section 8.0 Demurrage, is hereby deleted in its entirety and replaced with the following:

(a) Free Time At Mill Creek, Ghent, Jefferson County Riverport, and Trimble County Limestone Destinations. Buyer shall be allowed four (4) “Free Unloading Days” within which to unload each of the barges delivered to Buyer at Mill Creek (coal and limestone), Ghent (coal and limestone), Jefferson Riverport (coal and limestone) and Trimble County Limestone pursuant to this Agreement. An “Unloading Day” shall commence at 7:00 a.m. and continue until 7:00 a.m. on the next day. The calculation of “Free Unloading Days” for each barge, for purpose of the unloading demurrage accounts described in Sub-section (d), below, shall commence at the first (1st) 7:00 a.m. following the delivery of such barge to Buyer and notification is given to Buyer that the first (1st) barge is moored to the Buyer’s dock and ready to unload, and shall run continuously thereafter for a period of ninety-six (96) hours. “Actual Unloading Days” for each barge, for purpose of said demurrage accounts, shall commence concurrently with the commencement of the “Free Unloading Days” and shall continue until the first (1st) 7:00 a.m. following the time that Carrier’s dispatcher has been notified that the barge is actually unloaded and ready for pick up (for a barge unloaded and said notification given before the first (1st) 7:00 a.m. following delivery, the “Actual Unloading Days” would be zero).

(b) Free Time At Trimble County Coal Destination (Using Plant Harbor Fleeting Service).

Buyer shall be allowed two (2) “Free Unloading Days” (when Buyer is using the plant harbor service) within which to unload each of the barges delivered to Buyer at Trimble County pursuant to this Agreement. An “Unloading Day” shall commence at 7:00 a.m. and continue until 7:00 a.m. on the next day. The calculation of “Free Unloading Days” for each barge, for purpose of the unloading demurrage accounts described in Sub-section (d), below, shall commence at the first (1st) 7:00 a.m. following the delivery of such barge to Buyer and notification is given to Buyer that the first (1st) barge is moored to the Buyer’s dock and ready to unload, and shall run continuously thereafter for a period of forty-eight (48) hours. “Actual Unloading Days” for each barge, for purpose of said demurrage accounts, shall commence concurrently with the commencement of the “Free Unloading Days” and shall continue until the first (1st) 7:00 a.m. following the time that Carrier’s dispatcher has been notified that the barge is actually unloaded and ready for pick up (for a barge unloaded and said notification given before the first (1st) 7:00 a.m. following delivery, the “Actual Unloading Days” would be zero).

In the event Carrier delivers more than sixteen (16) coal barges in a rolling twenty-four (24) period, one (1) additional credit shall be given for each barge over sixteen (16) delivered during the rolling twenty-four (24) period. For example, if one (1) coal barge tow of twelve (12) barges is delivered at 8:00 a.m., and another coal barge tow of eight (8) barges are delivered at 11:00 p.m., a total of forty-four (44) credits are allowed to unload the two (2) coal tows (twenty (20) barges at two (2) credits each, plus four (4) barges at one (1) additional credit each). The rolling twenty-four (24) hour period would then start anew at 8:00 a.m. the next day (twenty-four (24) hours after the delivery of the first coal barge tow).

The plant shall maintain a log of start and stop times for the unloading of each tow and shall communicate such times to Carrier, as requested, in order for both parties to mutually reconcile free time calculations.

(c) Free Time At Trimble County Coal (Using Stand By Unloading) and Cane Run Destination.

Buyer shall be allowed per barge tow, one (1) hour per barge plus one (1) additional hour as “Free Unloading Hours” within which to unload the barge tow delivered to Buyer at Trimble County Coal and Cane Run Stations. For example, if a barge tow of six (6) barges is delivered, seven (7) free unloading hours shall be allowed Buyer within which to unload the six (6) delivered barges (one (1) hour per barge plus one (1) hour equals seven (7) hours). The calculation of “Free Unloading Hours” for the purpose of the unloading demurrage accounts described in Sub-section (e) below, shall commence when Buyer is notified that the first (1st) barge is located under the unloader and is ready to unload, except that, if Buyer for any reason, except for force majeure, is not prepared to unload such barge or has another barge line’s barge under the unloader, then Free Unloading Hours shall begin when Carrier notifies Buyer that it has arrived and is ready to begin unloading. “Actual Unloading Hours” for each barge tow, for purpose of said demurrage accounts, shall commence concurrently with the commencement of the “Free Unloading Hours” and shall continue until Carrier is notified by Buyer that the barge tow is actually unloaded and ready for removal. Fractions of an hour shall be rounded up to the nearest one-half hour.

In the event a Crounse coal tow arrives at Trimble County within less than twelve hours after the completion of the free unloading time for the previous Crounse coal tow, the free time for the second coal tow shall not commence until the twelfth hour following completion of the free time for the first Crounse coal tow. For example, if a ten (10) barge Crounse coal tow arrives at 0200 hours, the free time would expire at 1300 hours (eleven hours later). If a second Crounse coal tow arrives at 1100 hours, the free time for the second Crounse coal tow shall not commence until 0100 hours the next day (twelve hours after the completion of the free unloading time for the first Crounse coal tow). This exception shall not apply to barges in either tow if such barges were diverted from a plant other than Trimble County.

The plant shall maintain a log of start and stop times for the unloading of each tow and shall communicate such times to Carrier’s towboat pilothouse personnel, as requested, in order for both parties to mutually reconcile free time calculations. Unloading shall be considered complete once the bucket unloader has completed its unloading cycle (and been cleared from the cargo box) for the last barge in that tow.

In the event Buyer instructs Carrier’s boat to depart plant prior to all Cargo being unloaded, a Boat Transit Charge of $2,500 shall be invoiced to Buyer. The Boat Transit Charge shall be in addition to Unloading Hours accrued per Sections F.1(c) and F.1(e). Also, each remaining barge, either full or partially loaded, shall accrue a Demurrage Charge of $184.67 per barge day, beginning the first 7:00 a.m. following Carrier’s boat departure, and terminating the first 7:00 a.m. following such barge being unloaded. No Free Unloading Days will be allowed, and debit/credit accounting will not apply. Both the Boat Transit Charge and the Demurrage Charge shall be subject to the same adjustments as set forth in 7(b) and 7(c).

(d) Demurrage Accounts For Mill Creek, Ghent, Jefferson County Riverport, Trimble County Coal (Using the plant harbor fleeting service) and Trimble County Limestone. Carrier shall maintain separate unloading demurrage accounts for Mill Creek, Ghent, Jefferson County Riverport, and Trimble County, in which one (1) credit shall be entered for each day the Actual Unloading Days for a barge are less than four (4) days for that barge (two (2) days for that barge for Trimble County coal using the plant harbor fleeting service), and in which one (1) debit shall be entered for each day the Actual Unloading Days for a barge exceed four (4) days for that barge (two (2) days for that barge for Trimble County coal using the plant harbor fleeting service). A single demurrage account for each plant (limestone and coal) shall be kept.

At the end of each month during the Term of this Agreement, the demurrage accounts shall be balanced and settled for that period (hereinafter called “Accounting Period”) by canceling one (1) debit with one (1) credit in each demurrage account and by the payment by Buyer to Carrier of one hundred and eight four dollars and sixty seven cents ($184.67), subject to the same adjustments set forth in subsection 7(b), for each such demurrage debit not so canceled. In the event the total credits exceed the total debits in the account at the end of any Accounting Period, such excess credits shall be canceled and shall not carry over to the next Accounting Period. At Buyer’s request, but not more frequently than once per month, Carrier shall send Buyer a summary of the current demurrage accounts.

(e) Demurrage Accounts For Trimble County Coal (Stand By Unloading) and Cane Run. Carrier shall maintain unloading demurrage accounts for Trimble County coal and Cane Run, in which Buyer will receive one (1) credit for each hour the “Actual Unloading Hours” are less than the “Free Unloading Hours” and one (1) debit shall be entered for each hour the Actual Unloading Hours exceed the Free Unloading Hours.

At the end of each month during the Term of this Agreement, the demurrage accounts shall be balanced and settled for that one month period (hereinafter called “Accounting Period”) by canceling one (1) debit with one (1) credit in each demurrage account and by the payment by Buyer to Carrier of two hundred and seventy seven dollars ($277), subject to the same adjustments set forth in subsection 7(b), for each such demurrage debit not so canceled. In the event the total credits exceed the total debits in the account at the end of any Accounting Period, such excess credits shall be canceled and shall not carry over to the next Accounting Period. At Buyer’s request, but not more frequently than once per month, Carrier shall send Buyer a summary of the current demurrage accounts.

G                                       MISCELLANEOUS

G.1                               Section 17, Paragraph (l), Joint and Several Liability is hereby added and reads as follows:

LG&E and KU shall be severally but not jointly liable for obligations of Buyer hereunder, and shall each be liable only to the extent such obligation pertains to that particular party constituting Buyer.

G.2                               Section 17, Paragraph (m), Forward Contracts is hereby added and reads as follows:

Buyer and Seller each acknowledge that it is a “forward contract merchant” and that all transactions pursuant to this Contract constitute “forward contracts” within the meaning of the United States Bankruptcy Code.

H                                       STATUS OF AGREEMENT

As amended hereby, this Agreement is hereby ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the day and year below written, but effective as of the day and year first set forth above.

LOUISVILLE GAS AND ELECTRIC		CROUNSE CORPORATION
COMPANY

BY:	/s/ Martyn Gallus	BY:	/signed/
Martyn Gallus
SVP – Energy Marketing		TITLE:	/title/

DATE:	1/1/05	DATE:	1/1/05

KENTUCKY UTILITIES COMPANY

BY:	/s/ Martyn Gallus
Martyn Gallus
SVP – Energy Marketing

DATE:	1/1/05

Appendix A to Barging Agreement

Some specific minimum safety procedures are set forth below. This list in no way limits Carrier’s obligation to act safely at all times in its performance under this Agreement and to bear sole responsibility therefor. Additionally, while on Buyer’s property, Carrier will comply with Buyer’s safety rules for contractors.

1.             Notice of Barge Transactions

At Mill Creek, Cane Run, Trimble County, and Ghent, the Carrier will notify Buyer of any barge transaction as follows. The Carrier first will attempt to notify Buyer’s guard service at the loading dock by way of the marine radio located at the Guard House. If the Carrier is unable to contact the guard service, the Carrier will notify the plant shift supervisor. If the Carrier is unable to notify the plant shift supervisor, the Carrier will notify the material handling supervisor. The Carrier shall not leave the barges until one of the Buyer’s employees or agents set forth above has been notified.

2.             Location of Barges

At all times, the Carrier further will be prepared to, and upon request by Buyer will, immediately state the location of any barge destined for Buyer and in the care and custody of Carrier from the time that Buyer requests barge placement at a holding point to the time that Carrier delivers the barges.

3.             Mooring

(a)           All barges that are moored at all destinations and are to be left at the plant site shall be moored using both the normal leaving lines supplied with each barge and a two inch (2”) fleeting line that is attached to each cell.

(b)           Life preservers shall be worn by everyone working on the barges.

(c)           For Trimble County, the maximum number of barges to be moored in the coal area is thirty (30) and in the limestone area is eighteen (18). Barges will be moored no more than three (3) abreast during rising river, falling river, high water, or icy conditions without a towboat in attendance.

(d)           For Mill Creek, the maximum number of barges that can be moored without a harbor boat in attendance is fifty (50). Barges shall not be moored wider than five (5) abreast under any conditions.

(e)           For Ghent, the maximum number of barges that can be moored without a harbor boat in attendance is eight-five (85).

(f)            For Cane Run, barges generally will be standby unloaded as stated in Section 4 of this Agreement.

4.             Riverport

For barges destined for the Riverport, the Carrier will comply with all requirements and procedures established by the Riverport pertaining to the Carrier’s performance hereunder.

5.             Breakaway and Loose Barges

If at any time and for any reason any barge breaks away from the dock or becomes loose, Carrier immediately will assist and cooperate in retrieving or securing such barge upon becoming aware of the situation.